Exhibit 99.1

Arrow Electronics Acquires the RF, Wireless & Power Division of Richardson Electronics, Ltd.

-- EPS accretion of $.10-$.20 per share in first full year of operations --

MELVILLE, N.Y.--(BUSINESS WIRE)--October 1, 2010--Arrow Electronics, Inc. (NYSE:ARW) announced that it has signed a definitive agreement pursuant to which Arrow will acquire all of the assets and operations of the RF, Wireless and Power Division of Richardson Electronics, Ltd. (“Richardson RFPD”).

Richardson RFPD is a leading value-added global component distributor and provider of engineered solutions serving the global radio frequency (“RF”) and wireless communications market. The product set includes solutions for infrastructure and wireless networks, power management and alternative energy markets. The company has a presence in many markets including wireless infrastructure, digital broadcast, microwave radio, military and aerospace, and satellite communications. The company has a line card of more than 80 leading RF and wireless component manufacturers that includes RF power transistors, passive and connector products, low-power components, amplifiers, digital broadcast components. Richardson RFPD offers its customers an array of value-added services and engineered solutions to meet their needs.

“This acquisition brings Arrow a global presence in the wireless and power conversion markets with specialized expertise in RF engineering and a highly talented team of sales professionals. With the addition of this acquisition, we will increase our footprint in the Asia-Pacific market where growth has been very robust,” said Michael J. Long, chairman, president, and chief executive officer of Arrow Electronics. “Richardson RFPD is one of the few companies in the industry with the ability to design, assemble, manufacture, and test an entire system. This acquisition is aligned with our strategy to diversify into markets that offer superior growth characteristics and increase our portfolio of value-added services.”

Richardson RFPD will become a separate operating unit of Arrow Electronics and its headquarters will remain in LaFox, IL. Richardson RFPD has approximately 400 employees and total sales were in excess of $350 million for the fiscal year ended May 29, 2010. The transaction is expected to be $.10-$.20 per share accretive to earnings in the first full year of operations. The acquisition has been approved by the Boards of Directors of both companies and is subject to the approval of Richardson Electronics’ shareholders as well as customary regulatory approvals. The transaction is expected to close in early 2011.

Arrow Electronics (www.arrow.com) is a global provider of products, services and solutions to industrial and commercial users of electronic components and enterprise computing solutions. Headquartered in Melville, N.Y., Arrow serves as a supply channel partner for over 900 suppliers and 125,000 original equipment manufacturers, contract manufacturers and commercial customers through a global network of more than 310 locations in 51 countries and territories.

Safe Harbor

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. This press release includes forward-looking statements, including statements addressing future financial results. These statements are subject to a number of risks and uncertainties that could cause actual results or facts to differ materially from such statements for a variety of reasons including, but not limited to: industry conditions, the company’s implementation of its new global financial system and the company’s planned implementation of its new enterprise resource planning system, changes in product supply, pricing and customer demand, competition, other vagaries in the global components and global ECS markets, changes in relationships with key suppliers, increased profit margin pressure, the effects of additional actions taken to become more efficient or lower costs, the company’s ability to generate additional cash flow and the other risks described from time to time in the company’s reports to the Securities and Exchange Commission (including the company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q). Forward-looking statements are those statements, which are not statements of historical fact. These forward-looking statements can be identified by forward-looking words such as "expects," "anticipates," "intends," "plans," "may," "will," "believes," "seeks," "estimates," and similar expressions. Shareholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The company undertakes no obligation to update publicly or revise any of the forward-looking statements.

CONTACT:
Arrow Electronics, Inc.
Michael Taunton, 631-847-5680
Vice President & Treasurer
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Paul J. Reilly, 631-847-1872
Executive Vice President, Finance and Operations, & Chief Financial Officer
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Media
John Hourigan, 303-824-4586
Director, Corporate Communications